Execution Version

DISCLOSURE LETTER

Private & Confidential

Wisetech Holdings Limited
12th Floor, Jinbao Building
89 Jinbao Street
Beijing China 100005

Attn: Jianming Yu / Jian Huang

Windtech Holdings Limited
12th Floor, Jinbao Building
89 Jinbao Street
Beijing China 100005

Attn: Jianming Yu / Jian Huang

Date:  27 July 2009

Dear Sirs,

INVESTMENT AGREEMENT MADE AMONG WINDRACE INTERNATIONAL COMPANY LIMITED, SHUIPAN LIN, WISETECH HOLDINGS LIMITED AND WINDTECH HOLDINGS LIMITED, DATED JULY 27, 2009

Disclosure Letter

This is the Windrace Disclosure Letter (the “Disclosure Letter”) referred to in the Investment Agreement (the “Agreement”) made among Windrace International Company Limited (“Windrace”), Shuipan Lin (“Mr. Lin”), Wisetech Holdings Limited (“Wisetech”) and Windtech Holdings Limited (“Windtech”, together with Wisetech, collectively referred to as the “Investors” and each an “Investor”) dated July 27, 2009.  All words and expressions, including capitalized terms and references to clause and schedule numbers, used or defined in the Agreement shall, unless inconsistent with the context or otherwise specified, have the same respective meanings in this Disclosure Letter. A reference to this Disclosure Letter shall include a reference to all the schedules and documents attached to this Disclosure Letter.

The purpose of this Disclosure Letter is to disclose matters that could constitute exceptions to the representations and warranties given by Windrace and/or Mr. Lin (individually referred to as a “Warranty” and collectively referred to as the “Warranties”) in favor of the Investors as contained in the Agreement.  Accordingly, the Warranties shall be qualified by reference to those matters fully and fairly disclosed herein and neither Windrace nor Mr. Lin shall be liable for any breach of any Warranty (and no claim shall lie in respect thereof) in so far as it relates to the matters fully and fairly disclosed in this Disclosure Letter. Each item fully and fairly disclosed herein shall be a disclosure in respect of a particular Warranty or Warranties against which the disclosure is referenced in the Agreement and shall be limited to the Warranties set out in the schedules attached to this Disclosure Letter unless it is apparent from such disclosure that it applies to such other Warranties.

The Investors further acknowledge, confirm and agree that:

(a)
neither Windrace nor Mr. Lin shall be deemed to be in breach of any Warranties in respect of the matters or facts fully and fairly disclosed in this Disclosure Letter (including the schedules attached to this Disclosure Letter) and that the Investors shall have no claim in respect of facts or matters fully and fairly disclosed in this Disclosure Letter provided in each case that such Warranties when read in conjunction with this Disclosure Letter satisfy the standards set forth in the Agreement;

(b)
notwithstanding that the matters set out in this Disclosure Letter are disclosed against the particular Warranty or Warranties against which they are referenced, such specific disclosures have, for convenience, been set out against those numbered clauses of the Warranties to which they most obviously relate, any such specific disclosure nevertheless shall apply to all the Warranties to which it is or may be appropriate and shall constitute disclosure for the purposes of any Warranties, and shall not be limited in any way to the specific numbered clauses of the Warranties to which it refers, provided always that the relevance of such disclosure to any of such Warranties should be reasonably apparent on the face of its own; and

(c)
neither this Disclosure Letter nor any disclosures made in it shall constitute or imply any representation, warranty or undertaking by Windrace or Mr. Lin not expressly set out in the Agreement and neither this Disclosure Letter nor any such disclosures shall have the effect of, or be construed as, adding to or extending the scope of any of the Warranties.

In the event of any inconsistency between the Agreement and this Disclosure Letter, this Disclosure Letter shall prevail and shall be deemed to be the relevant disclosure.

This Disclosure Letter shall be construed, performed and enforced in all respects in accordance with the laws of Hong Kong, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Please acknowledge receipt of this Disclosure Letter by signing and returning to us the enclosed duplicate of this Disclosure Letter; such signature and return will constitute confirmation and agreement by the Investors that both general and specific disclosures set out in this Disclosure Letter are accepted by the Investors for the purpose of the Agreement and on the basis stated in this Disclosure Letter.

Yours faithfully,

SIGNED BY SHUIPAN LIN	)
in the presence of :-)

SIGNED BY	)
)
for and on behalf of	)
WINDRACE INTERNATIONAL	)
COMPANY LIMITED	)
in the presence of :-)

We acknowledge receipt of the Disclosure Letter of which this is a duplicate. We further confirm our acceptance of and agreement to the terms of this Disclosure Letter.

SIGNED BY	)
)
for and on behalf of	)
WISETECH HOLDINGS LIMITED	)
in the presence of :-)

SIGNED BY	)
)
for and on behalf of	)
WINDTECH HOLDINGS LIMITED	)
in the presence of :-)

Schedule 4 Part B

Windrace issued and allotted 2,500 preferred shares to Elevatech, representing 2.5% of the issued share capital of Windrace pursuant to a subscription agreement dated March 28, 2008 and last amended on June 2, 2008. In addition, Mr. Lin Shuipan and RichWise transferred an aggregate of 5,500 preferred shares to Elevatech representing 5.5% of the issued share capital of Windrace pursuant to a share transfer agreement dated March 28, 2008 and last amended on June 2, 2008. Pursuant to the Elevatech Letter Agreement, all of the preferred shares will be redeemed by Windrace in exchange for the issue of the promissory note by Windrace to Elevatech, giving the holder the right to receive from Windrace HK$306,267,580.48 by the earlier of (i) five Business Days of the date of issue of the promissory note; and (ii) October 31, 2009, and US$1,000,000 on June 30, 2010.

Schedule 4 Part B 5.3 (c), (d) and (e)/8.3/8.5 (c) and (e)

Facilities/No default by the Windrace Group Companies/Effect of this Agreement

According to a guarantee of maximum credit facility agreement No. 35905200800002957, a credit up to RMB60,000,000 from November 10, 2008 to November 9, 2010 is secured by the personal guarantees from Mr. Lin Shuipan and Ms. Chen Xiayu. As of March 31, 2009, a short-term bank loan of RMB5,000,000 and RMB40,000,000 bills payables under various facilities agreements are secured by the personal guarantees from Mr. Lin Shuipan and Ms. Chen Xiayu.

On June 24, 2008, Xidelong (China) Co. Ltd. (“XDLong China”) entered into a short-term loan agreement for an amount of RMB20,000,000 with Jinjiang Qingyang Sub-branch, Industrial Bank Co., Ltd.

Certain existing credit facilities of Windrace Group Companies require consent from lenders in advancement of a material change of ownership or change of business operations, including restructuring, mergers and acquisitions. As at March 31, 2009, an aggregate outstanding amount of RMB65.0 million consisting of (i) RMB45 million (of which RMB5 million was short-term bank loan and the remaining RMB40 million was bills payable) drawn under a RMB60 million credit facility agreement, and (ii) RMB20 million under a short-term loan agreement, require such consent. Jingtian & Gongcheng, Windrace’s PRC counsel, is of the opinion that these loan agreements require consent for transactions that occur in the PRC. Therefore, offshore transactions such as the Acquisition should not require consents from the banks. In the event that the banks are of a different opinion and consider the Acquisition constitutes material change of ownership or change of business operations and therefore require consents in advancement of such changes, Windrace could be deemed as in breach of these agreements for not having obtained such consents in advancement of relevant changes. If the banks accelerate payment obligations under these agreements, Windrace’s liquidity could be adversely affected.

Pursuant to the Elevatech Letter Agreement, Mr. Lin and RichWise agreed to enter into a guarantee in respect of the obligations of Windrace to pay US$1,000,000 and any interest at a rate of 8.25% per annum on the overdue principal under the promissory note issued by Windrace to Elevatech, provided that (a) any obligation to pay under the guarantee shall only cover the portion of the amounts on which Windrace has defaulted; (b) any obligation to pay the unpaid portion of the US$1,000,000 under the guarantee shall be several and not joint and shall be allocated between Mr.Lin and RichWise at the ratio of 0.5625 to 0.4375; and (c) any obligation to pay the unpaid interest under the guarantee shall be limited to Mr.Lin only (and not RichWise).

Schedule 4 Part B 6.2

All Licenses Held

■	The 2008 annual inspection of Fujian Xidelong Sports Goods Co., Ltd. (“XDLong Fujian”) has not been completed.

■	The 2008 annual inspection of XDLong China has not been completed.

Schedule 4 Part B 6.3, 6.4, 6.5 and 6.6

No Breach of Laws/No Investigations/No Disputes/
Compliance with Memorandum and Articles

Order Issued by the High Court in Hong Kong

Windrace was informed by its former reporting accountants, Ernst & Young, Certified Public Accountants, Hong Kong, that the financial statements of Hei Dai Lung Group Company Limited (“XDLong HK”) for the period from November 5, 2003 (date of incorporation) to December 31, 2006 were qualified as they covered a period in excess of that permitted by Section 122 of the Hong Kong Companies Ordinance and no consolidated financial statements of XDLong HK and its subsidiaries had been prepared as required by Hong Kong Accounting Standard 27 “Consolidated and Separate Financial Statements”. Section 122(3) of the Companies Ordinance states that if any person being a director of a company fails to take all reasonable steps to comply with the provisions of section 122 of the Companies Ordinance, he or she shall, in respect of each offence, be liable to imprisonment and a fine.

The then directors of XDLong HK were not aware of such non-compliance. In order to rectify such non-compliance, XDLong HK applied to the High Court in Hong Kong on June 2, 2008 for a court order for XDLong HK to hold an annual general meeting where all the  profit and loss accounts of XDLong HK for the years ended December 31, 2003, 2004, 2005 and 2006 will be laid before the meeting and approved.

On June 26, 2008, the High Court in Hong Kong issued an order which required the XDLong HK to:

(i) call a general meeting pursuant to Section 111(2) of the Companies Ordinance;

(ii) lay its profit and loss accounts for the years ended December 31, 2003, 2004, 2005 and 2006 before the XDLong HK at the general meeting pursuant to Section 122(1B)(a) of the Companies Ordinance; and

(iii) extend the period of 9 months specified in Section 122(1A) of the Companies Ordinance to such period as expires on the date of the intended general meeting to be held pursuant to Section 122(1B)(b) of the Companies Ordinance.

On June 26, 2008, the shareholder of XDLong HK called an annual general meeting and passed a resolution which confirmed the audited accounts of XDLong HK for the period from its date of incorporation to December 31 2006 had been laid.

The Tenancy Agreement

On June 3, 2008, XDLong HK entered into a tenancy agreement with Quality Investment Limited, the landlord, for the lease of a premise located at Office No. 2 on 29/F, Sino Plaza, Hong Kong. The lease term provided in the tenancy agreement was two years from May 20, 2008 to May 19, 2010. On February 17, 2009, Sino Real Estate Agency Limited, acting on behalf of the landlord, and XDLong HK signed a letter permitting an early termination of the tenancy agreement subject to the conditions set forth below:

(i) The above tenancy agreements will be terminated on March 1, 2009 subject to the replacement tenant duly executed a new tenancy agreement based on terms and conditions to the satisfaction of the landlord;

(ii) XDLong HK shall deliver possession of vacant premises in a state of good repair and tenantable and “ as-is” condition to the satisfaction of the landlord on or before March 1, 2009;

(iii) XDLong HK shall be responsible to pay rent, management fees, air-conditioning charges, government rates and other outgoings in respect of the premises up to March 1, 2009;

(iv) The balance of rental deposit (if any) will be refunded to XDLong HK after deducting amounts outstanding;

(v)  XDLong HK must sign a Surrender Agreement as prepared by the landlord’s solicitor on or before March 1, 2009. All legal costs, adjudication fees and disbursements incurred shall be borne by XDLong HK solely;

(vi)  XDLong HK undertakes and agrees that should the replacement tenant fail to enter into a new tenancy agreement in respect of the premises with the landlord, the tenancy agreement between XDLong HK and the landlord will continue to be valid until its expiration date.

XDLong HK and Sino Real Estate Agency Limited, acting on behalf of the landlord, signed the Surrender Agreement on March 7, 2009 to terminate the tenancy agreement. In addition, the balance of the rental deposit was refunded to XDLong HK.

Registered Address of XDLong Fujian

Under PRC law, the registered address as it appears on the business license must be the same as a company’s actual business address. Currently, the actual business address of XDLong Fujian is different from the registered address as it appears on its business license. XDLong Fujian intends to apply to the relevant authority for a change of its registered address as it appears on the business license to be consistent with its actual business address. Before XDLong Fujian effects the change of address on the business license, it may have difficulties in passing annual inspections.

Schedule 4 Part B 8.1

No Unusual Agreement

The following is a list of contracts entered into by Windrace Group Company outside its ordinary course of business:

Subscription of Windrace’s Shares and the Redemption of Windrace’s Preferred Shares

(1)          Subscription by Elevatech

•
The Subscription Agreement among Mr. Lin Shuipan, Windrace and Elevatech dated March 28, 2008 pursuant to which Elevatech subscribed for 2.5% of the issued share capital of Windrace as enlarged by the subscription pursuant to the Subscription Agreement at approximately HK$95.71 million

•
An amendment and restatement agreement in relation to the Subscription Agreement dated April 30, 2008 pursuant to which certain terms of the Subscription Agreement were amended and the Subscription Agreement was restated.

•	A second amendment agreement in relation to the Subscription Agreement dated June 2, 2008 pursuant to which certain terms of the Subscription Agreement were amended.

(2)          Acquisition by Elevatech

•
The Share Purchase Agreement among Mr. Lin Shuipan, RichWise, Mr. Shi Jinlei, Windrace and Elevatech dated March 28, 2008 pursuant to which Elevatech purchased 5.5% of the issued share capital of Windrace as enlarged by the subscription pursuant to the Subscription Agreement at approximately HK$210.56 million.

•
An amendment and restatement agreement in relation to the Share Purchase Agreement dated April 30, 2008 pursuant to which certain terms of the Share Purchase Agreement were amended and the Share Purchase Agreement was restated.

•	A second amendment agreement in relation to the Share Purchase Agreement dated June 2, 2008 pursuant to which certain terms of the Share Purchase Agreement were amended.

(3)          Shareholders Agreement

•
A shareholders’ agreement dated April 30, 2008 entered into among Mr. Lin Shuipan, RichWise, Tiancheng, Haima, Eagle Rise, Elevatech and Windrace  to govern the rights and obligations between the shareholders of Windrace. (“Shareholders Agreement”)

(4)          Elevatech Letter Agreement

•
The Elevatech Letter Agreement dated May 8, 2009 among Windrace, Elevatech, Mr. Lin and RichWise pursuant to which all of the issued preferred shares will be redeemed by Windrace in exchange for the issue of the promissory note by Windrace to Elevatech, giving the holder the right to receive from Windrace HK$306,267,580.48 within by the earlier of (i) five Business Days of the date of issue of the promissory note; and (ii) October 31, 2009, and US$1,000,000 on June 30, 2010.

(5)          Subscription and Acquisition by Shareholders of XDLong Investment Holding Limited (“XDLong Investment”)

•
A share transfer agreement dated April 28, 2008 entered into among Mr. Lin Shuipan, Ms. Chen Xiayu, RichWise, Tiancheng, Haima, Eagle Rise and Windrace pursuant to which 100 shares in XDLong Investment were transferred to Windrace whereby (i) Windrace issued and allotted 97,499 shares in Windrace to the then shareholders of XDLong Investment and (ii) credited as fully paid the one nil paid share in Windrace held by Mr. Lin Shuipan

Subscription of Shares of XDLong Investment

•
The Subscription and Shareholders’ Agreement among RichWise, Mr. Lin Shuipan, Ms. Chen Xiayu, XDLong HK, XDLong Fujian and XDLong China dated April 18, 2007 pursuant to which Mr. Lin Shuipan and Ms. Chen Xiayu transferred 100% of their interest in XDLong HK in exchange for 80% of the share capital of XDLong Investment and RichWise agreed to subscribe for the remaining 20% of the share capital of XDLong Investment.

•
A supplemental agreement to the Subscription and Shareholders’ Agreement (executed by RichWise, Mr. Lin Shuipan and Ms. Chen Xiayu on March 25, 2008 and XDLong HK, XDLong China and XDLong Fujian on March 26, 2008) dated March 25, 2008 pursuant to which RichWise agreed to pay an additional HK$32 million to XDLong Investment if the audited profit after tax of XDLong HK for the year ended December 31, 2007 had an increase of more than 70%, instead of 100%, when compared to that for the year ended December 31, 2006.

•
A memorandum supplemental to the Subscription and Shareholders’ Agreement dated April 30, 2008 pursuant to which RichWise agreed to pay an additional consideration of HK$32 million to XDLong Investment within three business days from date of its receipt of an email from XDLong Investment’s auditor confirming that the final audited accounts of XDLong Investment for the year ended December 31, 2007 will not contain material changes.

Transfer of Shares of XDLong Fujian

•
The equity interest transfer agreement (‘‘Equity Interest Transfer Agreement’’) dated September 26, 2007 entered into by Mr. Chen Jinxuan (“Mr. Chen”) and XDLong HK pursuant to which Mr. Chen Jinxuan transferred the legal title of 100% of the equity interest he held in XDLong Fujian to XDLong HK for HK$10 million.

•
A side letter dated March 7, 2008 to the Equity Interest Transfer Agreement dated September 26, 2007 entered into by Mr. Chen Jinxuan and XDLong HK pursuant to which Mr. Chen confirmed that XDLong HK was not required to pay him a consideration of HK$10 million for the transfer of 100% equity interest held by him in XDLong Fujian to XDLong HK.

Transfer of Shares of XDLong HK

•
Instrument of transfer and bought and sold notes dated October 8, 2007 executed by Mr. Lin Shuipan as transferor and XDLong Investment as transferee in respect of the transfer of 5,000 shares of XDLong HK from Mr. Lin Shuipan to XDLong Investment for HK$5,000.

•
Instrument of transfer and bought and sold notes dated October 8, 2007 executed by Ms. Chen Xiayu as transferor and XDLong Investment as transferee in respect of the transfer of 5,000 shares of XDLong HK from Ms. Chen Xiayu to XDLong Investment for HK$5,000.

Schedule 4 Part B 8.4

Material Contracts

Elevatech Letter Agreement

Capitalised terms used but not defined in this Schedule 4 Part B 8.4 have meanings attributed to them in the Elevatech Letter Agreement.

(a)           Elevatech agreed to Windrace’s entering into the Sale and Purchase Agreement and the transfer of the ordinary shares held by the Sellers.

(b)           Elevatech further agreed to issue one or more waivers consenting to Windrace entering into contracts relating to equity investments in Windrace for cash consideration by any third party investors; provided that Windrace shall provide written notice to Elevatech setting out to Elevatech’s satisfaction details of the transactions.

Elevatech’s waiver and consent is subject to the following conditions and will be null and void ab initio if the conditions are not fulfilled:

(i)	the delivery by Windrace to Elevatech draft copies of the following transaction documents (the “Transaction Documents”) within five business days of the date of the Elevatech Letter Agreement:

1)	a redemption agreement providing for the redemption of the preferred shares;

2)	the Promissory Note;

3)	board resolutions authorising the issuance of the Promissory Note and the issuance of any preference shares upon any conversion of the Promissory Note (the “Conversion Shares”);

4)	an instruction letter to the Windrace’s registered agent irrevocably authorizing registration of Elevatech as a holder of the Conversion Shares upon their issuance by Windrace;

5)	an amendment to the articles of Windrace providing for the potential conversion of Promissory Note into the Conversion Shares;

6)
an amendment agreement to the Shareholders Agreement providing for its continued effectiveness in the event Elevatech becomes a holder of the Conversion Shares (the “Conversion Time”) and for the redemption referred to in 8) below;

7)
a Deed of Adherence between Windrace and the Purchaser, the form of which is set forth Schedule 2 to the Shareholders Agreement, providing for the Purchaser’s agreement to become a party to the Shareholders Agreement at the Conversion Time; and

8)
a deed of covenant from Windrace, Mr. Lin and RichWise in favour of Elevatech providing that, in the event that Elevatech holds any preferred shares or Conversion Shares after Closing and either Mr. Lin or RichWise transfers any shares they hold in the Purchaser prior to December 31, 2009, then any preferred shares or Conversion Shares held by Elevatech shall be immediately redeemable under the terms and conditions of such preferred shares or Conversion Shares, as the case may be;

(ii)	the Transaction Documents being concluded, executed and delivered in form and substance satisfactory to Elevatech prior to or upon Closing;

(iii)	the transactions consummated at Closing are in accordance with the terms set out in the SPA;

(iv)	the Promissory Note and Personal Guarantees being issued to Elevatech upon Closing;

(v)
except with Elevatech’s prior written consent, no variation is made to the actions or delivery obligations of (A) the Sellers under Schedule 3, Section A, Clause 1.1(c), 1.2, 1.3, 1.4, 1.5, 1.6, 1.7, 1.8 and 2.9; (B) the Purchaser under Schedule 3, Section B, Clauses 1.1(e) and 2.7; and (C) SPAC under Schedule 3, Section C, Clause 1.1, 1.2, 2.1 and 2.4, respectively, of the Sale and Purchase Agreement; and

(vi)
SPAC issuing irrevocable payment instructions upon Closing for the payment to Elevatech of a sum in full satisfaction of HK$306,267,580.48, representing the first installment payment of the Promissory Note.

Schedule 4 Part B 9.1

No Related Party Contracts

Appearance design patents license

Mr. Lin Shuipan applied to the State Intellectual Property of PRC for registration of 11 appearance design patents for sports footwear, two appearance design patents for leisure footwear, three appearance design patents for shoe soles and two appearance design patents for package boxes, respectively, during the period from April 2001 to February 2003. The registrations were granted during the period from November 2001 to October 2003. Before such registrations were granted, Mr. Lin granted XDLong Fujian an exclusive license to use the appearance design patents at nil consideration from October 1, 2001 to September 30, 2007. XDLong Fujian used these appearance design patents in the design, manufacture and sale of its footwear during the license period but do not currently use such patents in its business operations. XDLong Fujian does not anticipate using these patents in its future business operations because the relevant appearance designs are out of fashion.

Financial assistance

Mr. Lin Shuipan provided financial assistance to support Windrace’s operations from time to time. The financial assistance comprised interim financing and personal guarantee. As of December 31, 2006, 2007 and 2008 and the three months ended March 31, 2009, the amount due to Mr. Lin Shuipan was approximately RMB82.5 million, RMB82.5 million, RMB0.9 million and RMB0.9 million, respectively. The balance was unsecured, interest-free and repayable on demand.

Certain bank loans were secured by, among other securities, the personal guarantee from Mr. Lin Shuipan as of December 31, 2006 and December 31, 2007 for amounts of RMB30.0 million and RMB30.0 million, respectively. Certain bank loans were secured by, among other securities, the personal guarantees from Mr. Lin Shuipan and Ms. Chen Xiayu as of December 31, 2008 and March 31, 2009 for amounts of RMB60.0 million and RMB60.0 million, respectively. As of March 31, 2009, a short-term bank loan of RMB5 million and RMB40 million bills payables under various facilities agreements are secured by the personal guarantees from Mr. Lin Shuipan and Ms. Chen Xiayu.

Appointment of Non-Executive Director as Brand Spokesperson

XDLong China entered into an agreement with Professor Sun Yining, its non-executive Director, on September 6, 2007, pursuant to XDLong China appointed Professor Sun as its brand spokesperson for a term of two years from September 6, 2007. XDLong China is entitled to use the personal image of Professor Sun to make and publish advertisements for its products and corporate image. Professor Sun is not allowed to be a spokesperson or involved in marketing activities of other sports and leisurewear manufacturers. XDLong China also has the right to renew the term of this appointment on the basis of the existing terms within 60 days before the expiry of the agreement.

The annual remuneration to Professor Sun as Windrace spokesperson is RMB200,000 (after tax) in cash payable by two installments and RMB20,000 in kind of Windrace’s products.

Investment by Elevatech

Windrace issued and allotted 2,500 preferred shares to Elevatech, an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc., representing 2.5% of the issued share capital of Windrace pursuant to a subscription agreement dated March 28, 2008 and last amended on June 2, 2008. In addition, Mr. Lin Shuipan and RichWise transferred an aggregate of 5,500 preferred shares to Elevatech representing 5.5% of the issued share capital of Windrace pursuant to a share transfer agreement dated March 28, 2008 and last amended on June 2, 2008.

Pursuant to the Elevatech Letter Agreement, all of the preferred shares will be redeemed by Windrace in exchange for the issue of the promissory note by Windrace to Elevatech, giving the holder the right to receive from Windrace HK$306,267,580.48 by the earlier of  (i) five Business Days of the date of issue of the promissory note; and (ii) October 31, 2009, and US$1,000,000 on June 30, 2010.

Investment by Richwise

On April 18, 2007,  XDLong HK, XDLong Fujian and XDLong China entered into a subscription and shareholders’ agreement with RichWise, Mr. Lin Shuipan and Ms. Chen Xiayu under which RichWise subscribed for 20% of the issued share capital of  XDLong Investment for HK$88.0 million and agreed to pay XDLong Investment a premium of HK$32.0 million if XDLong HK’s audited profit after tax of year 2007 increased by at least 100.0% as compared with year 2006 (the "Minimum Profit Growth Rate"). On March 25, 2008, the same parties entered into a supplementary subscription and shareholders’ agreement and agreed to lower the Minimum Profit Growth Rate to 70.0%.  XDLong HK achieved the Minimum Profit Growth Rate on December 31, 2007 and RichWise is required under the supplementary subscription and shareholders’ agreement to pay XDLong Investment HK$32.0 million. Such amount was fully settled by four instalments on February 27, 2008, March 26, 2008, March 28, 2008 and May 8, 2008.

Schedule 4 Part B 11.3

No Other Emoluments

For the year ended December 31, 2006, Windrace paid year-end bonuses totalling RMB7.3 million to 1,546 employees meeting performance targets in that year. For the year ended December 31, 2007, Windrace paid year-end bonuses totalling RMB5.9 million to 559 employees meeting performance targets in that year. For the year ended December 31, 2008, Windrace did not pay any year-end bonus to its employees.

Schedule 4 Part B 13.3 and 13.6

Title to Owned Property/Closure or Enforcement Orders

Pursuant to the State-owned Land Use Right Transfer Contract for the grant of land use rights for the production site covering an aggregate site area of approximately 15,277 square meters in Jinjiang, XDLong Fujian is required to commence construction by February 28, 2006. However, XDLong Fujian did not commence construction by such date. XDLong Fujian is applying to relevant local government agency to postpone construction on the land. However, it is possible that the local government may repossess the land before XDLong Fujian obtains an approval to postpone construction.

Schedule 4 Part C 7

Share Capital

1.
Morgan Joseph & Co. Inc., the SPAC’s underwriter in connection with its initial public offering of the SPAC Securities (as defined below), holds an option to purchase up to 550,000 SPAC Units (as defined below) with an exercise price of US$10.00 per SPAC Unit (subject to adjustment) in accordance with the terms and provisions of that certain Unit Purchase Option, dated November 8, 2007, between SPAC and Morgan Joseph & Co. Inc. (the “Unit Purchase Option”).

2.
Win Wide International Ltd., a British Virgin Islands Company (“Win Wide”), purchased 1,860,000 SPAC Warrants (as defined below) (the “Win Wide Warrants”) for a purchase price of US$1.00 per SPAC Warrant in accordance with terms and provisions of that certain Warrant Purchase Agreement, dated as of November 8, 2007 (the “Warrant Purchase Agreement”), among SPAC, Win Wide and Surfmax Co-Investment II, LLC, a Delaware limited liability company (“Surfmax II”).

3.	Surfmax II purchased 405,000 SPAC Warrants (the “Surfmax II Warrants”) for a purchase price of US$1.00 per SPAC Warrant in accordance with terms and provisions of the Warrant Purchase Agreement.

4.
In addition to the SPAC Warrants issuable upon the exercise of the Unit Purchase Option, the Win Wide Warrants and the Surfmax II Warrants, SPAC issued 8,625,000 SPAC Warrants in connection with its initial public offering (the “Public Warrants”).

5.
As of the date hereof, 10,890,000 SPAC Warrants are issued and outstanding, each entitling the holder thereof to purchase one (1) share of SPAC Common Stock at an exercise price of US$5.25 per share of SPAC Common Stock (subject to adjustment) in accordance with the terms and provisions of that certain Warrant Agreement, dated as of November 8, 2007, between SPAC and Continental Stock Transfer & Trust Company, a New York corporation.

6.
SPAC has reserved 11,990,000 shares of SPAC Common Stock for issuance upon the exercise of the Unit Purchase Option, the SPAC Warrants issuable upon the exercise of the Unit Purchase Option, the Win Wide Warrants, the Surfmax II Warrants and the Public Warrants.

For the purposes of this Disclosure Letter, the following terms shall have the respective meanings indicated below:

“SPAC Securities”
the SPAC Common Stock, SPAC Units and the SPAC Warrants;

“SPAC Unit”

the security issued by SPAC in connection with the initial public offering the securities of SPAC on the NYSE Amex (formerly the American Stock Exchange) consisting of one share of SPAC Common Stock and one SPAC Warrant;

“SPAC Warrant”
a warrant to purchase one share of SPAC Common Stock issued in connection with the initial public offering of the securities of SPAC on the NYSE Amex (formerly the American Stock Exchange);

Schedule 4 Part C 16

No Unusual Agreements

See Schedule 4 Part C 20, which is incorporated herein by reference.

Schedule 4 Part C 17

Non Arm’s Length Transactions

See Schedule 4 Part C 20, which is incorporated herein by reference.

Schedule 4 Part C 20

No Related Party Contracts

1.
That certain Preorganization Subscription Agreement, dated August 18, 2006 between SPAC and G. George Lu regarding the purchase of 100 shares of SPAC common stock for a total subscription amount of US$100.

2.
That certain Promissory Note, dated December 18, 2006, as amended, by SPAC to G. George Lu in the amount of US$50,000.00.  This Promissory Note was paid in full in accordance with its terms on March 31, 2008.

3.	That certain Subscription Agreement, dated January 31, 2007, between SPAC and G. George Lu regarding the purchase of 70,212 shares of SPAC common stock for a total subscription amount of US$837.50.

4.	That certain Subscription Agreement, dated January 31, 2007, between SPAC and Louis Koo regarding the purchase of 70,312 shares of SPAC common stock for a total subscription amount of US$937.50.

5.	That certain Subscription Agreement, dated January 31, 2007, between SPAC and Yuxiao Zhang regarding the purchase of 70,312 shares of SPAC common stock for a total subscription amount of US$937.50.

6.	That certain Subscription Agreement, dated January 31, 2007, between SPAC and Jianming Yu regarding the purchase of 70,312 shares of SPAC common stock for a total subscription amount of US$937.50.

7.	That certain Subscription Agreement, dated January 31, 2007, between SPAC and William Hsu regarding the purchase of 70,312 shares of SPAC common stock for a total subscription amount of US$937.50.

8.	That certain Subscription Agreement, dated January 31, 2007, between SPAC and William Sharp regarding the purchase of 70,312 shares of SPAC common stock for a total subscription amount of US$937.50.

9.	That certain Subscription Agreement, dated January 31, 2007, between SPAC and Jun Lei regarding the purchase of 70,312 shares of SPAC common stock for a total subscription amount of US$937.50.

10.	That certain Subscription Agreement, dated January 31, 2007, between SPAC and Donald Sull regarding the purchase of 70,312 shares of SPAC common stock for a total subscription amount of US$937.50.

11.
That certain Subscription Agreement, dated January 31, 2007, between SPAC and 2020 Strategic Investments, LLC, a Nevis limited liability company, regarding the purchase of 1,312,504 shares of SPAC common stock for a total subscription amount of US$17,500.00.

12.
That certain Promissory Note, dated April 6, 2007, as amended, by SPAC to 2020 International Capital Group Limited, a Cayman Islands company (“2020 Limited”) in the amount of US$80,000.00.  This Promissory Note was paid in full in accordance with its terms on March 31, 2008.

13.
That certain Promissory Note, dated August 2, 2008, by SPAC to 2020 Limited in the aggregate principal amount of US$150,000.00.  The Promissory Note is unsecured, non-interest bearing and shall be due and payable on demand or August 2, 2009, whichever occurs earlier.

14.
That certain Promissory Note, dated December 1, 2008, by SPAC to 2020 Limited in the aggregate principal amount of US$150,000.00.  The Promissory Note is unsecured, non-interest bearing and shall be due and payable on demand or December 1, 2009, whichever occurs earlier.

15.
That certain Promissory Note, dated January 16, 2009, by SPAC to 2020 Limited in the aggregate principal amount of US$200,000.00.  The Promissory Note is unsecured, non-interest bearing and shall be due and payable on demand or January 16, 2010, whichever occurs earlier.

16.
That certain Promissory Note, dated April 20, 2009, by SPAC to 2020 Limited in the aggregate principal amount of US$200,000.00.  The Promissory Note is unsecured, non-interest bearing and shall be due and payable on demand or January 20, 2010, whichever occurs earlier.

17.	That certain Services Agreement, dated November 8, 2007, between SPAC and Surfmax regarding the use of Surfmax office space and shared secretarial services.

18.
In connection with the initial public offering of SPAC Securities on the NYSE Amex (formerly the American Stock Exchange), SPAC executed and delivered a Letter Agreement, dated November 8, 2007, with each of the following Persons relating to, inter alia, the placement of the SPAC Securities held by each Person in escrow and the voting of such SPAC Securities:

a.	G. George Lu and Yanmei May Yang;
b.	Louis Koo;
c.	Yuxiao Zhang;
d.	Fame Mount Limited;
e.	William Hsu;
f.	William Sharp;
g.	Jun Lei;
h.	Donald Sull;
i.	2020 Strategic Investments, LLC;
j.	Win Wide International, Ltd.;
k.	2020 Limited; and
l.	Surfmax Co-Investments II, LLC.

19.
That certain Securities Escrow Agreement, dated November 8, 2007, among SPAC, G. George Lu, Louis Koo, Yuxiao Zhang, Fame Mount Limited, William Hsu, William Sharp, Jun Lei, Donald Sull, 2020 Strategic Investment, LLC, Win Wide International, Ltd. and Surfmax Co-Investments II, LLC.

20.	That certain Warrant Purchase Agreement, dated November 8, 2007, among SPAC, Win Wide International, Ltd. and Surfmax Co-Investments II, LLC.

21.
That certain Registration Rights Agreement, dated November 8, 2007, among SPAC, G. George Lu, Louis Koo, Yuxiao Zhang, Fame Mount Limited, William Hsu, William Sharp, Jun Lei, Donald Sull, 2020 Strategic Investment, LLC, Win Wide International, Ltd. and Surfmax Co-Investments II, LLC.

A copy of each agreement listed in items 17–21, above, is attached to the SPAC Form S-1 Registration Statement filed with the SEC.

Appendix

SPAC’s Prospectus dated November 8, 2007